                                                                                                                                                                                                                               Exhibit 99.1

CONTACT:

Jeff Baum

+1 972-797-9495

jeffrey.baum@eds.com

FOR RELEASE 3:05 P.M. CDT, WEDNESDAY, MAY 7, 2003

EDS REPORTS RESULTS FOR THE FIRST QUARTER OF 2003

Company recognizes $334 million pre-tax loss on Navy Marine Corps Intranet contract

PLANO, Texas - EDS today announced financial results for the first quarter ended March 31, 2003.  The company highlighted the following information:

*

A first quarter net loss of 26 cents per share on an as-reported basis versus the comparable result of earnings per share of 72 cents a year ago.  As reported results reflect a $334 million cumulative loss associated with the Navy Marine Corps Intranet (NMCI) contract.

*	Total revenue of $5.37 billion, up 2 percent from the year-ago quarter, down 3 percent at constant currency.
*	Free cash flow of $122 million versus negative free cash flow of $184 million a year ago (see discussion below).

"The new management team took extra time this quarter to thoroughly review our business financials.  The review led to today's action on the NMCI contract and, while no one likes reporting a loss, we believe we have addressed our major exposures," said Michael Jordan, EDS chairman and chief executive officer.  "Now we can focus on growing our core outsourcing business in a long-term growth industry where we are one of the two global players."

EDS today reported a net loss of $126 million or 26 cents per share in the quarter ended March 31, 2003.  This compares with net income of $354 million, or 72 cents per share, in the 2002 quarter.

First quarter 2003 as reported results reflect a $334 million cumulative pre-tax loss associated with the Navy Marine Corps Intranet contract.  First quarter 2003 results also include a $48 million pre-tax ($31 million after-tax), or 6 cent per share, charge related to the former CEO's severance; the $17 million after-tax, or 3 cent per share, cumulative effect of a change in accounting principle;1 and a $1 million loss from discontinued operations.

Adjusted for the loss on the NMCI contract and the severance charge, accounting change and discontinued operations, first quarter 2003 net income was $144 million, or 30 cents per share.  This compares to net income in the year-ago period of $347 million, or 70 cents per share, which excludes $7 million of after-tax income, or two cents per share, from discontinued operations.

Total revenue increased 2 percent versus the year-ago quarter to $5.37 billion.  Total revenue decreased 3 percent on a constant currency basis.  Revenue growth from outsourcing contracts signed late in 2002 was offset by a decrease in General Motors revenues.  The overall weakness in client discretionary spending continued to impact EDS' shorter cycle businesses.   General Motors revenues decreased 16 percent versus the year-ago period to $571 million, reflecting GM's continued efforts to reduce discretionary spending and the impact of new sector agreements entered into at the end of 2002.

Free cash flow increased to $122 million versus a net cash outflow of $184 million a year ago, driven by lower capital expenditures and additional customer financing.  Free cash flow is defined in Note 2 to the Summary of Consolidated Cash Flows.  EDS reports free cash flow to enhance understanding of the cash generated by its business.  It is a non-GAAP measure and should be viewed together with the Summary of Consolidated Cash Flows.

Jordan said, "The EDS management team is working to improve our competitive position in the core outsourcing business.  A key task will be improving our balance sheet, for which our first quarter cash flow turnaround is a key positive step."

EDS signed $3 billion in contracts in the quarter versus $7.2 billion a year ago, reflecting management's decision not to pursue certain business and an increasingly competitive sales environment.

In the case of the NMCI contract, first quarter developments required an adjustment in the estimated average "seat price" and deployment schedule, resulting in a loss for the quarter.  EDS noted the loss will have a negative impact of approximately $100 million on free cash flow in 2003, relative to prior guidance, and now does not expect the contract to turn cash flow positive until mid-2004.  The company continues to expect the NMCI contract to generate more than $1.9 billion in positive cash flow from 2004 onward.

EDS reported an operating loss of $104 million in the quarter.   Excluding the loss on the NMCI contract and the severance charge, first quarter operating margin was 5.1 percent versus 11.2 percent a year ago, reflecting delivery issues in outsourcing, market pressures in the consulting sector, declines in higher margin discretionary IT services spending, and new GM sector agreements.

"EDS' priorities remain cash flow, earnings and growth, in that order," said Robert Swan, executive vice president and chief financial officer.   "We recognize we have a lot of work to do.  However, this quarter we improved our cash generation, took several steps to address our underperforming contracts and made progress toward our goal of raising $500 million in cash through the divestiture of non-core, non-strategic assets."

Swan noted the company is in the process of a comprehensive strategic and operating review, and, as a result, is not in a position to provide guidance for the second half of 2003.  "As we move through the year, we will look to improve our cost structure, strengthen the balance sheet and invest in focused growth prospects," Swan said.  "We will remain disciplined in pursuing the right business opportunities and not sacrificing the bottom line for top-line growth."

Line of Business Results

Operations Solutions revenues of $3.58 billion were flat at constant currency versus the year-ago quarter.  Growth from large IT outsourcing contracts signed late in 2002 was offset by the decline in General Motors revenue.  First quarter highlights include a $407 million, four-year contract with the California Department of Health Services to continue to manage Medi-Cal, the California Medicaid program. Operations Solutions also announced the industry's first 100 percent service level assurance for new Web and applications hosting engagements.

Solutions Consulting revenues decreased 7 percent at constant currency from the year-ago quarter to $1.33 billion.  Solutions Consulting continued to be impacted by the weak economy and the associated slowdown in corporate discretionary spending.  In business highlights, Solutions Consulting continued to build on EDS' global delivery capabilities in the first quarter, adding 1,500 applications services personnel at its 16 Best ShoreSM solution centers around the world, and its industry-specific technology consulting practice, with the hiring of 35 senior-level consultants.

A.T. Kearney revenues decreased 14 percent at constant currency from a year-ago to $239 million, reflecting continued softness in the global market for high-value management consulting.  In the quarter, A.T. Kearney launched an Enterprise Services Transformation  practice to address strategic issues related to business process management.  A.T. Kearney also initiated a new Government practice, building on best practices from consulting engagements with the UK government.

PLM Solutions revenues decreased 11 percent at constant currency from a year ago to $201 million, reflecting challenges in the overall manufacturing market.   In the quarter, PLM Solutions launched Teamcenter® software solutions customized for the aerospace and defense, automotive supplier, high-tech electronics, and consumer and packaged goods industries.

Conference Call and Upcoming Events

EDS'first quarterconference call with securities analysts will be broadcast live on the Internet today at 4:00 p.m. Central, 5:00 p.m. Eastern time.  To access the call, as well as additional financial information posted on the company's website, go to www.eds.com/call. Interested parties will need Windows MediaPlayer or Real Player to listen to the call. For those unable to listen during the live Web cast, the call will be archived for 30 days at www.eds.com/call.

 EDS also announced today it will hold a meeting with securities analysts in New York City in mid-June to discuss company strategy.   Details on the location, date and time of that meeting will be finalized and announced shortly.   The analysts' meeting will be broadcast live over the Internet.

About EDS

EDS, the leading global services company, provides strategy, implementation, business transformation and operational solutions for clients managing the business and technology complexities of the digital economy. EDS brings together the world's best technologies to address critical client business imperatives. It helps clients eliminate boundaries, collaborate in new ways, establish their customers' trust and continuously seek improvement. EDS, with its management consulting subsidiary, A.T. Kearney, serves the world's leading companies and governments in 60 countries. EDS reported revenues of $21.5 billion in 2002. The company's stock is traded on the New York Stock Exchange (NYSE: EDS) and the London Stock Exchange. Learn more at EDS.com.

1  A new accounting standard related to asset retirement obligations was adopted effective January 1, 2003.  The cumulative effect of this accounting change on years prior to 2003 was a charge of $25 million ($17 million after tax) reflected in the first quarter of 2003.

* * * *

The statements in this press release that are not historical statements, including statements regarding expected earnings, revenue and cash flow and the value of new business signed, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These include, but are not limited to, competition in the industries in which we conduct business and the impact of competition on pricing, revenues and margins; the impact of general economic and other conditions on the discretionary spend of our existing clients and our ability to obtain new business; the degree to which third parties continue to outsource information technology ("IT") and business processes; the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies modeled in our estimates; for contracts with U.S federal government clients, including our Navy Marine Corp Intranet contract, our ability to fully recover certain amounts in the event of the government's cancellation of the contract or imposition of additional terms and conditions due to changes in government funding, deployment schedules or otherwise; the inability to provide contract performance guarantees due to the cost or availability of surety bonds or letters of credit resulting from the general reduction in capacity of these markets or otherwise; the impact of third-party benchmarking provisions in certain client contracts; the impact, if any, on a historical and prospective basis of proposed accounting rules on the treatment of service contracts; the impact of acquisitions and divestitures, including our ability to improve productivity and achieve synergies from acquired businesses; our ability to attract and retain highly skilled personnel; a reduction in the carrying value of our assets; the impact of a bankruptcy filing by a significant client on the financial and other terms of our agreements with that client; the termination of a significant client contract, including our contract with GM; with respect to the funding of our pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; and fluctuations in foreign currency and exchange rates. We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

 ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS
(in millions, except per share amounts)

	Three Months Ended
	March 31,
	2003	2002

Revenues (1)	$ 5,368	$ 5,266

Costs and expenses
Cost of revenues	4,957	4,222
Selling, general and administrative	467	453
Other charges (2)	48	--
Total costs and expenses	5,472	4,675

Operating income (loss) (3)	(104)	591

Other income (expense)	(60)	(64)

Income (loss) from continuing operations before income taxes	(164)	527

Provision for income taxes	(56)	180
Income (loss) from continuing operations	(108)	347
Income (loss) from discontinued operations, net of income taxes (4)	(1)	7
Income (loss) before cumulative effect of a change in accounting principle	(109)	354
Cumulative effect on prior years of a change in accounting for asset retirement obligations, net of income taxes (5)	(17)	--
Net income (loss)	$ (126)	$ 354

Basic earnings (loss) per share of common stock (6)
Income (loss) from continuing operations	$ (0.23)	$ 0.72
Income (loss) from discontinued operations	--	0.02
Cumulative effect on prior years of a change in accounting for asset retirement obligations	(0.03)	-
Net income (loss)	$ (0.26)	$ 0.74
Diluted earnings (loss) per share of common stock (6)
Income (loss) from continuing operations	$ (0.23)	$ 0.70
Income (loss) from discontinued operations	--	0.02
Cumulative effect on prior years of a change in accounting for asset retirement obligations	(0.03)	--
Net income (loss)	$ (0.26)	$ 0.72
Weighted average number of shares outstanding
Basic	477	480
Diluted	477	493

Cash dividends per share	$ 0.15	$ 0.15

Refer to the following page for accompanying notes to the summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

1.	Revenues from base (non-GM) clients were $4,797 million and $4,582 million for the three months ended March 31, 2003 and 2002, respectively. Revenues from GM and its affiliates were $571 million and $684 million for the three months ended March 31, 2003 and 2002, respectively.

2.	Amount represents a one-time severance charge related to the Company's former Chairman and Chief Executive Officer. The severance charge is comprised of a $12 million cash payment, a non-cash charge of $16 million associated with previously deferred compensation for 344,000 restricted stock units (having a fair market value of $5 million at termination of employment) and retirement benefits with a present value of $20 million.

3.	Operating loss for the three months ended March 31, 2003 reflects the charge discussed in Note 2 and a $334 million cumulative loss associated with the Navy Marine Corps Intranet contract.
4.	Amounts represent the net results of the Consumer Network Services unit sold during 2002 and the subscription fulfillment business held for sale at March 31, 2003.
5.	A new accounting standard related to asset retirement obligations was adopted effective January 1, 2003. The cumulative effect of this accounting change on years prior to 2003 was a charge of $25 million ($17 million after tax) reflected in the first quarter of 2003.

6.	Basic and diluted loss per share of common stock were $(0.16) for the three months ended March 31, 2003 after excluding the severance charge (see Note 2), loss from discontinued operations (see Note 3) and the impact of adoption of the new accounting principle for asset retirement obligations (see Note 4). Basic and diluted earnings per share of common stock were $0.72 and $0.70, respectively, for the three months ended March 31, 2002 after excluding income from discontinued operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF Consolidated Balance Sheets
(in millions)

March 31,	December 31,
2003	2002
ASSETS
Current assets
Cash and cash equivalents	$ 1,549	$ 1,642
Marketable securities	236	248
Accounts receivable and unbilled revenue, net	6,165	6,435
Prepaids and other	1,009	1,060
Total current assets	8,959	9,385

Property and equipment, net	2,942	3,023
Investments and other assets	936	986
Goodwill	4,162	4,077
Other intangible assets, net	1,401	1,409
Total assets	$ 18,400	$ 18,880

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 629	$ 710
Accrued liabilities	2,982	2,964
Deferred revenue	812	830
Income taxes	198	386
Current portion of long-term and secured revolving debt	1,202	1,239
Total current liabilities	5,823	6,129

Deferred income taxes	33	51
Pension benefit liability	1,113	1,113
Long-term debt, less current portion	4,039	4,148
Minority interests and other long-term liabilities	443	417
Shareholders' equity	6,949	7,022
Total liabilities and shareholders' equity	$ 18,400	$ 18,880

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF Consolidated Cash Flows
(in millions)

	Three Months Ended
	March 31,
	2003	2002

Net cash provided by operating activities (1)	$ 317	$ 221

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	13	7
Proceeds from investments and other assets	209	13
Payments for purchases of property and equipment	(186)	(282)
Payments for investments and other assets	(164)	(45)
Payments related to acquisitions, net of cash acquired	(1)	(15)
Payments for purchases of software and other intangibles	(47)	(91)
Payments for purchases of marketable securities	(1)	(6)
Other	16	3
Net cash used in investing activities	(161)	(416)

Cash Flows from Financing Activities
Proceeds from long-term and secured revolving debt	23	6
Payments on long-term and secured revolving debt	(86)	(96)
Net decrease in borrowings with original maturities less than 90 days	(76)	(24)
Payments on capital leases	(23)	(3)
Purchase of treasury shares	--	(20)
Employee stock transactions	10	49
Dividends paid	(71)	(72)
Other	(8)	1
Net cash used in financing activities	(231)	(159)
Effect of exchange rate changes on cash and cash equivalents	(18)	4
Net decrease in cash and cash equivalents	(93)	(350)
Cash and cash equivalents at beginning of period	1,642	521
Cash and cash equivalents at end of period	$ 1,549	$ 171

(1)	Depreciation and amortization was $390 million and $339 million for the three months ended March 31, 2003 and 2002, respectively.
(2)	Free cash flow, which is a non-GAAP measure, is defined by EDS as net cash provided by operating activities, less capital expenditures. Capital expenditures is defined as the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds from divested assets, payments related to acquisitions, net of cash acquired, and payments for purchases of marketable securities, and (ii) payments on capital leases. Net cash provided by operating activities, each component of capital expenditures and payments on capital leases are reported above for the first quarters of 2003 and 2002 (other than proceeds from divested assets, of which there were none for the first quarters of 2003 and 2002).